Exhibit 5.1

March 20, 2019

Ekso Bionics Holdings, Inc.

1414 Harbour Way, Suite 1201

Richmond, CA 94804

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) filed by Ekso Bionics Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on March 20, 2019, relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 141,480 shares of the Company’s Common Stock (the “Shares”), which will be issuable to the Ekso Bionics 401(k) Plan (the “Plan”) as employer matching contributions.

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you and proposed to be taken by you in connection with the adoption of the Plan and the authorization, issuance and sale of the Shares under the Plan, and such documents, matters of fact and questions of law as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that such proceedings are timely completed in the manner presently proposed by you and that, upon each issuance of Shares, the Company will receive the consideration for such Shares required by the terms of the Plan.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered to the Plan in accordance with the Plan and the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and in any amendment thereto.

Very truly yours,

/s/ Snell and Wilmer L.L.P.

Snell and Wilmer L.L.P.